Exhibit 10.19
October 27, 2010

Mapstead Trust created April 16, 2002
Lars Mapstead,  Trustee
Marin Mapstead, Trustee
180 Horizon Way
Aptos, CA  95003

Re:	Confirmation of Certain Consent and Exchange Fees

Dear Mr. Mapstead and Ms. Mapstead:

Reference is made to the holding by the Mapstead Trust created April 16, 2002, Lars Mapstead and Marin Mapstead, Trustees (the “Trust”) of certain Second Lien Notes issued by Interactive Networks Inc. (“INI”), in December 2007 (the “Old Second Lien Notes”).

1.           Consents and Waivers Provided.  The Parties acknowledge and agree that the Trust has generally previously provided certain consents to waivers and amendments to the terms and conditions relating to the Old Second Lien Notes and has not objected to and cooperated in the Company’s ongoing financing and refinancing arrangements.

2.           Consent and Exchange Fee.  In consideration of the Trust’s (i) consenting to the waiver of certain terms and conditions relating to the Old Second Lien Notes, and (ii) committing to exchange certain of its indebtedness of INI for new non-cash pay second lien notes (the “New Notes”) to be issued in October 2010 by Friend Finder Networks Inc. and INI, as co issuers, the Company hereby agrees to pay to the Trust Consent and Exchange Fees payable as follows:

Due Date	Amount Payable

December 31, 2010	$90,000
December 31, 2011	$90,000
December 31, 2012	$90,000
March 31, 2013	$22,500

INI and FFN represent, acknowledge and agree that no such Consent and Exchange Fees will be subject to the Intercreditor and Subordination Agreement to be executed in connection with the issuance of the New Notes.

3.           Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Facsimile signatures shall be considered originals for all purposes.

Mapstead Trust
October 27, 2010

4.           Governing Law, Etc.  This Amendment shall be governed by, and construed in accordance with, the law of the state of New York applicable to contracts made and to be performed in the state of New York. Any legal action or proceeding with respect to this Amendment may be brought in the courts of the state of New York in the county of New York or in the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each party hereby irrevocably accepts the jurisdiction of the aforesaid courts.

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If the terms of this letter agreement are acceptable to you, please sign below and return such letter agreement to the undersigned.

FRIENDFINDER NETWORKS INC.

By:  /s/ Paul Asher
       Paul Asher, Secretary

INTERACTIVE NETWORK, INC.

By:  /s/ Paul Asher
       Paul Asher, Secretary

Accepted and agreed as of this ____ day of October, 2010.

MAPSTEAD TRUST, CREATED APRIL 16, 2002

By: /s/ Lars Mapstead
       Lars Mapstead, Trustee

By: /s/ Marin Mapstead
       Marin Mapstead, Trustee